Exhibit 10.1

CONTRIBUTION AGREEMENT

by and between

FPU-BEC DEVELOPMENT TOPCO, LLC,

and

EMERGEN ENERGY LLC,

dated as of

May 21, 2026

i

ii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”), dated as of May 21, 2026 (the “Effective Date”), is entered into by and between FPU-BEC DEVELOPMENT TOPCO, LLC, a Delaware limited liability company (the “Company”), and EMERGEN ENERGY LLC, a Delaware limited liability company (“Bimergen”). The Company and Bimergen are each sometimes referred to in this Agreement as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, prior to Closing (as defined below) Bimergen is the record and beneficial owner of 100% of Equity Interests (as defined below) in (a) [***], a Texas limited liability company, (“[***]”), that is developing the [***] (as defined below), (b) [***], a Texas limited liability company (“[***]”), that is developing the [***] (as defined below) and (c) Redbird BESS, LLC, a Delaware limited liability company (“Redbird ProjectCo”), that is developing the Redbird Project (as defined below);

WHEREAS, Bimergen wishes to contribute to the Company, and the Company wishes to accept from Bimergen, 100% of the Equity Interests in the Project Companies (as defined below) (the “Contributed Equity” and the Equity Interests of the [***], the “[***] Contributed Equity”) in exchange for (a) certain newly issued limited liability company interests in the Company in accordance with the Joint Venture Agreement (as defined below) and (b) the distribution of the Reimbursement Amount by the Company to Bimergen in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

The following terms when used in this Agreement have the meanings specified or referred to in this Article 1:

“Action” means any claim, complaint, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, order, decree, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

“Additional Permits” has the meaning set forth in Section 5.08.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that the term “Affiliate” does not, when used with respect to a JV Party, include the Company.

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“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Joint Venture Agreement, the Contributed Equity Assignment Agreement and the other instruments of contribution, transfer, or assumption required to give effect to the Transactions.

“Basket” has the meaning set forth in Section 8.04(a).

“Bimergen” has the meaning set forth in the preamble.

“Bimergen Fundamental Representations” means the representations and warranties contained in Section 4.01 (Organization and Qualification), Section 4.02 (Authority and Enforceability), Section 4.03 (No Conflicts; Consents), Section 4.06 (Brokers), Section 5.01 (Organization and Qualification), Section 5.02 (Ownership of Project Companies), and Section 5.03(a) (Project Properties).

“Bimergen Indemnified Parties” means, collectively, Bimergen, its Affiliates, and their respective Representatives.

“Bimergen Interests” has the meaning set forth in Section 2.02.

“Bimergen Closing Deliverables” has the meaning set forth in Section 3.02(a).

“Bimergen’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Cole Johnson, Clay Johnson or Trent Cornelius, after reasonable investigation.

“Business Day” means any day except Saturday, Sunday, or any other day on which commercial banks located in the State of Texas, the State of New York or the city of London, England are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.04(a).

“Claim Notice” has the meaning set forth in Section 8.05(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Deliverables” means, collectively, the Bimergen Closing Deliverables and the Company Closing Deliverables.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Closing Deliverables” has the meaning set forth in Section 3.02(b).

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“Company Fundamental Representations” means the representations and warranties contained in Section 6.01 (Organization), Section 6.02 (Capitalization), Section 6.03 (Authority and Enforceability), Section 6.04(a) (No Conflicts; Consents), and Section 6.06 (Brokers).

“Company Indemnified Parties” means, collectively, the Company, Frontier, their Affiliates, and their respective Representatives.

“Company’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Aaron Maczonis, Kurt Wasserman, Mark Klein, or Nitin Gupta, after reasonable investigation.

“Contracting Party” has the meaning set forth in Section 9.14.

“Contracts” means all contracts, leases, licenses, instruments, options, sales and purchase orders, warranties, bonds, mortgages, indentures, notes, obligations, commitments, undertakings, joint ventures, binding applications, and all other agreements, commitments, and legally binding arrangements, whether written or oral, in each case as amended and supplemented from time to time.

“Contributed Equity” has the meaning set forth in the recitals.

“Contributed Equity Assignment Agreement” means an Assignment and Assumption Agreement with respect to the Contributed Equity in substantially the form set forth as Annex A hereto.

“[***]” has the meaning set forth in the recitals.

“[***]” means the anticipated 10 MW/40 MWh battery energy storage system project owned, being developed, or will be owned or developed, by the [***] on the [***].

“[***]” means the real property described as such on Annex B.

“Disclosure Schedules” means the Disclosure Schedules to this Agreement delivered by Bimergen concurrently with its execution and delivery of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.03(b).

“Effective Date” has the meaning set forth in the preamble.

“Encumbrance” has the meaning set forth in Section 2.01.

“Environmental Law” means any Law concerning (a) the protection or restoration of the environment (including ambient or indoor air, surface water, wetlands, groundwater, drinking water supplies, surface or subsurface strata, and vapor), wildlife and vegetation (including threatened and endangered species and other species of special concern), environmentally sensitive areas, or historic or cultural resources, (b) public or worker health or safety with respect to the Release or handling of or exposure to Hazardous Materials, or (c) pollution or Hazardous Materials. Environmental Laws include, but are not limited to, the Federal Water Pollution Control Act; Clean Water Act; Clean Air Act; Comprehensive Environmental Response, Compensation and Liability Act; Resource Conservation and Recovery Act; Toxic Substances and Control Act; Endangered Species Act; Migratory Bird Treaty Act; Bald and Golden Eagle Protection Act; Magnuson–Stevens Fishery Conservation and Management Act; Marine Mammal Protection Act; Rivers and Harbors Act; Occupational Safety and Health Act (to the extent related to Hazardous Materials); National Historic Preservation Act; and similar state and local Laws.

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“Environmental Permits” means all Permits and consultations with Governmental Authorities arising or required under Environmental Laws required for the conduct of the business or the ownership, lease, development, construction, installation or operation of the Projects or Project Properties.

“Eos Joint Development Agreement” means that certain Joint Development Agreement, dated as of November 7, 2025, by and between Bimergen Energy Corporation and Eos Energy Storage LLC.

“Equity Interests” means, with respect to any Person that is not a natural person, (a) any capital stock, partnership (whether general or limited) or limited liability company interests or units, and any other interest or participation that confers on a Person the right to (i) receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (ii) vote with respect to any action of the issuing entity, or (iii) manage or control the issuing entity, or vote with respect to any action of the issuing entity; (b) any security, right, call, warrant, option, right of first refusal or other contract or commitment of any kind or character to subscribe for, purchase or otherwise receive or be issued, or otherwise acquire any equity interests described in clause (a) above; (c) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business; and (d) any securities or instruments exchangeable for or convertible or exercisable into any of the foregoing or with any profit participation features with respect to such Person.

“ERCOT” means Electric Reliability Council of Texas.

“Estimated Reimbursement Statement” has the meaning set forth in Section 2.03(a).

“Estimated Reimbursement Amount” has the meaning set forth in Section 2.03(a).

“Existing Permits” has the meaning set forth in Section 5.08.

“Final Reimbursement Statement” has the meaning set forth in Section 2.03(b).

“Frontier” means FPU Development Member, LLC.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

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“Hazardous Material” means petroleum and all derivatives thereof, asbestos or asbestos-containing material, lead or lead-containing material, radioactive materials, radon, polychlorinated biphenyls and per- and polyfluoroalkyl substances and any other material, substance or waste that is regulated by, or may give rise to liability or standards of conduct under, any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.03(a).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets, inventions, methods, processes and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights, interests, and protections (including all rights to sue and recover and retain damages, costs, and attorneys’ fees for past, present, and future infringement and any other rights relating to any of the foregoing).

“Joint Development Agreement” means, a joint development agreement concerning the Project Companies and the Project Properties, to be entered by and between the Company and Bimergen at the Closing, as mutually agreed between the Parties prior to Closing.

“Joint Venture Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, by and among the Company, Bimergen and Frontier.

“JV Parties” has the meaning set forth in the preamble.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Order, other requirement, or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, charges, and disbursements incurred in connection with any Action commenced or brought against any Indemnifying Party, and the costs of enforcing any right to indemnification hereunder or pursuing insurance coverage from any insurer, and, if applicable, reasonable fees of attorneys, auditors, consultants and other agents or professional fees and expenses associated therewith, whether or not based on contract, tort, warranty claims or otherwise.

“Nonparty Affiliates” has the meaning set forth in Section 9.14.

“[***]” has the meaning set forth in the recitals.

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“[***]” means the anticipated 10 MW/40 MWh battery energy storage system project owned, being developed, or will be owned or developed, by the [***] on the [***].

“[***]” means the real property described as such on Annex B.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or award of a Governmental Authority.

“Organizational Documents” means with respect to a Person, the charter, bylaws, partnership agreements, operating agreements, limited liability company agreements, any shareholders’ agreements, equityholders’ agreements, voting agreements, or any other governing, ownership, operational, and any other organizational or constituent documents of similar nature or substance to any of the foregoing (and all amendments, supplements, and modifications thereto) of such Person.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, exemptions, and similar rights obtained, or required to be obtained from, or other similar authorization granted or issued by, Governmental Authorities.

“Permitted Encumbrances” means (a) statutory Encumbrances arising out of operation of Law with respect to a liability or obligation incurred in the ordinary course of business of any Project Company securing payments not yet due and payable as of the Closing and that are not delinquent or are being actively contested in good faith by appropriate proceedings diligently conducted, provided, in each case, that appropriate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (b) easements, rights of way, encroachments, defects or irregularities in title, zoning and planning designations by any Governmental Authority and other similar rights of any Governmental Authority to regulate any real property owned or leased by any Project Company that do not materially interfere with or impair the present or proposed use or operation of the Project’s real property subject thereto or the value thereof; (c) severances of mineral or water rights (and leases or other rights to utilize severed mineral or water rights); (d) statutory or common law Encumbrances in favor of mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other similar Encumbrances and security obligations and other statutory or common law Encumbrances to secure claims for labor, materials or supplies arising in the ordinary course of business of any Project Company; (e) Encumbrances created by the Company, or any of its Affiliates; and (f) Encumbrances securing obligations arising under agreements to be released and terminated at or prior to Closing.

“Person” means an individual, corporation, partnership, limited partnership, joint venture, limited liability company, joint stock company, unincorporated organization, trust, association, or other entity or a Governmental Authority.

“Pre-Closing Dispute Notice” has the meaning set forth in Section 2.03(a).

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“Pre-Closing Taxes” mean (a) any and all liability for Taxes of each Project Company for the Pre-Closing Tax Period; (b) all liability for Taxes of any member of an affiliated, consolidated, combined or unitary group of which each Project Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (c) any and all Taxes of any person imposed on each Project Company for any period as a transferee or successor in respect of a transaction occurring on or before the Closing Date, by Law, contract, or otherwise; and (d) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether written or not) relating to the Pre-Closing Tax Period (other than any customary commercial contract entered into in the ordinary course of business the principal subject of which is not Taxes).

“Pre-Closing Tax Period” means all periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Project Companies” means [***], [***] and Redbird ProjectCo.

“Project Contracts” has the meaning set forth in Section 5.07.

“Project IP” has the meaning set forth in Section 5.06(a).

“Project Properties” means each of the [***], [***] and Redbird Project Property.

“Project” means each of the [***], the [***] and the Redbird Project.

“Release” means any discarding, spilling, leaking, pumping, pouring, emitting, discharging, dumping, migration or disposing of any Hazardous Material into or through the environment.

“Redbird ProjectCo” has the meaning set forth in the recitals.

“Redbird Project” means the anticipated 100 MW/400 MWh battery energy storage system project owned, being developed, or will be owned or developed, by the Redbird ProjectCo on the Redbird Project Property.

“Redbird Project Property” means the real property described as such on Annex B.

“Reimbursement Amount” means $1,176,159.00.

“Representatives” means, with respect to any Person, such Person’s (i) Affiliates or any of its and their respective officers, directors, principals, partners, managers, members, and (ii) to the extent acting at the direction or with the consent of such Person (or any Person described in clause (i)), its attorneys, accountants, agents, advisors, employees, consultants, financial advisors or other authorized representatives.

“Resolution Period” has the meaning set forth in Section 2.03(a).

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“Review Period” has the meaning set forth in Section 2.03(b).

“Selected Firm” has the meaning set forth in Section 2.03(a).

“Survival Date” has the meaning set forth in Section 8.01.

“Systems” means all computers, networks, systems, hardware, software, applications, websites and other information technology assets and equipment.

“Tax” or “Taxes” means (i) any and all federal, state, local, or foreign taxes, charges, fees, levies or other similar assessments imposed by a Taxing Authority, including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat and unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Taxes.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transactions” means, collectively, the transactions contemplated by this Agreement.

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.

“Transaction Expenses” means the following, in each case to the extent unpaid as of Closing and not included in the Reimbursement Amount: (a) the aggregate amount of all fees, costs and expenses (whether or not yet invoiced), incurred by, or on behalf of, or to be paid by, the Project Companies, related to, arising from, or otherwise incidental to the Transactions (including in connection with the pursuit, negotiation, preparation or execution hereof or any Transaction Agreements, or the performance or consummation of the Transactions), and (b) any transaction or sale bonuses, change of control bonuses, retention bonuses or similar payments, or any “single trigger” severance benefits or payments, consent fees, make-wholes, breakage costs, premiums, penalties or similar payments incurred or payable to any current or former employee, officer, director, individual service provider or any third parties attributable or resulting from the Transactions.

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“Transfer Documents” has the meaning set forth in Section 3.02(a)(i).

“Transmission Interconnection Facilities” means the transmission service provider’s interconnection facilities as defined in the relevant interconnection agreement.

Article II

CONTRIBUTIONS

Section 2.01 Contribution by Bimergen. Subject to the terms and conditions set forth herein, at the Closing, Bimergen shall contribute, assign, transfer, convey, and deliver to Company, and Company shall accept from Bimergen, the Contributed Equity, free and clear of any security interest, pledge, lien, charge, mortgage, claim, or other encumbrance (each, an “Encumbrance”).

Section 2.02 Reimbursement of Pre-Formation Capital Expenditures. Simultaneously with Bimergen’s contribution contemplated under Section 2.01, at the Closing, the Company will distribute the Estimated Reimbursement Amount and issue to Bimergen newly issued limited liability company interests designated as “Class B Units” in the Company, in accordance with the Joint Venture Agreement (the “Bimergen Interests”), free and clear of all Encumbrances, other than as may be imposed by the Joint Venture Agreement and applicable securities Laws. Any such distribution will be treated as a reimbursement of pre-formation capital expenditures within the meaning of Treasury Regulations Section 1.707-4(d).

Section 2.03 Estimated Reimbursement Statement.

(a) Prior to the Closing Date, Bimergen shall prepare and deliver to the Company a written statement (the “Estimated Reimbursement Statement”) setting forth Bimergen’s good faith estimate of the Reimbursement Amount required to be distributed at Closing pursuant to Section 2.01 (the “Estimated Reimbursement Amount”), together with reasonable supporting documentation, schedules, work papers, and other evidence in support thereof. Following delivery of the Estimated Reimbursement Statement, the Company and its Representatives shall have the right to review the supporting documentation provided in connection therewith. The Company may deliver to Bimergen, in writing any comments, objections, or proposed changes to the Estimated Reimbursement Statement (a “Pre-Closing Dispute Notice”). Bimergen shall consider in good faith all comments, objections, and proposed changes set forth in any Pre-Closing Dispute Notice and shall revise the Estimated Reimbursement Statement to the extent Bimergen determines, acting reasonably and in good faith, that such comments, objections, or proposed changes are warranted, consistent with the terms of this Agreement. To the extent Bimergen and The Company are unable to resolve any disagreement with respect to the Estimated Reimbursement Statement prior to the Closing Date, the Closing shall proceed on the basis of the Estimated Reimbursement Statement as revised by Bimergen, consistent with the terms of this Agreement, without prejudice to the Company’s right to dispute any such amounts pursuant to this Section 2.03 following the Closing.

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(b) Within 30 days following the Closing Date, Bimergen shall prepare and deliver to the Company a written statement (the “Final Reimbursement Statement”) setting forth a final calculation of the Reimbursement Amount, prepared in accordance with the terms of this Agreement, together with reasonable supporting documentation. Following delivery of the Final Reimbursement Statement, the Company shall have a period of thirty (30) days (the “Review Period”) to review the Final Reimbursement Statement. During the Review Period, Bimergen shall, and shall cause each Project Company to, provide the Company and its Representatives with reasonable access to the books, records, personnel, and work papers of each Project Company as may be reasonably necessary for the Company to complete its review. Bimergen shall cooperate fully with the Company and its Representatives in connection with the Company’s review of the Final Reimbursement Statement, including by responding promptly to reasonable requests for information or clarification and making available, upon reasonable advance notice and during normal business hours, such personnel of Bimergen and each Project Company as the Company may reasonably request. If the Company does not deliver a written notice of disagreement (a “Dispute Notice”) to Bimergen prior to the expiration of the Review Period, the Final Reimbursement Statement shall be deemed final, conclusive, and binding upon the Parties.

(c) If the Company delivers a Dispute Notice within the Review Period, such Dispute Notice shall set forth in reasonable detail the items or amounts in the Final Reimbursement Statement as to which the Company disagrees, together with the Company’s proposed adjustments and the basis therefor. Any items or amounts not specifically identified in the Dispute Notice shall be deemed accepted by the Company and shall be final, conclusive, and binding upon the Parties. Following delivery of a Dispute Notice, Bimergen and the Company shall negotiate in good faith for a period of thirty (30) days (the “Resolution Period”) to resolve any disputed items. If Bimergen and the Company are unable to resolve all disputed items within the Resolution Period, either Party may submit any remaining disputed items for determination by an independent accounting firm of national reputation mutually agreed upon by Bimergen and the Company (the “Independent Accountant”); provided that if Bimergen and the Company are unable to agree on the identity of the Independent Accountant within ten (10) Business Days following the expiration of the Resolution Period, each of Bimergen and the Company shall select an independent accounting firm of national reputation (each, a “Selected Firm”), and the two Selected Firms shall jointly designate a third independent accounting firm of national reputation to serve as the Independent Accountant within ten (10) Business Days of their appointment, and such designation shall be final and binding upon the Parties. The Independent Accountant shall act as an expert and not as an arbitrator and shall determine only those items remaining in dispute. The Independent Accountant’s determination shall be made within thirty (30) days after referral, shall be based solely on written submissions by the Parties (and not by independent review), and shall not assign a value to any disputed item greater than the highest value or less than the lowest value claimed by either Party with respect to such item. The determination of the Independent Accountant shall be final, conclusive, and binding upon the Parties, absent manifest error. The fees and expenses of the Independent Accountant shall be borne by Bimergen, on the one hand, and the Company, on the other hand, in inverse proportion to their respective success on the disputed items, as determined by the Independent Accountant.

(d) Within five (5) Business Days following the date on which the Final Reimbursement Statement is finally determined in accordance with this Section 2.03 (whether by deemed acceptance, mutual agreement, or determination by the Independent Accountant), (i) if the final Reimbursement Amount exceeds the Estimated Reimbursement Amount, the Company shall make an additional capital contribution of such excess to Company for distribution to Bimergen, and (ii) if the Estimated Reimbursement Amount exceeds the final Reimbursement Amount, Bimergen shall make a capital contribution of such excess to Company for distribution to Frontier. Any contributions and distributions required by this Section shall be made by wire transfer of immediately available funds to accounts designated in writing by the recipients. Notwithstanding anything to the contrary herein, if Bimergen has not acquired the [***] Equity Interests within 15 Business Days of the date hereof, Bimergen shall make a capital contribution of the portion of the Reimbursement Amount attributable to the [***] to Company for distribution to Frontier.

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Section 2.04 Joint Development Agreement Payments. Frontier shall fund, or cause to fund, one hundred percent of the payments owed to Bimergen under the Joint Development Agreement, if any, on terms and subject to the conditions thereof.

Section 2.05 Withholding. The Company shall be entitled to deduct and withhold from any payments made to any Party pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law. To the extent that amounts are so withheld, and paid to the proper Taxing Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made. Before making any deduction or withholding pursuant to this Section 2.05, the Company shall give the applicable Party reasonable notice of any anticipated deduction or withholding (together with the legal basis therefor), provide the applicable Party with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and reasonably cooperate with such Party in good faith to attempt to reduce any amounts that would otherwise be deducted and withheld pursuant to this Section 2.05.

Article III

CLOSING, CLOSING CONDITIONS AND DELIVERABLES

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the transactions contemplated hereby shall take place concurrently with the execution and delivery of this Agreement, on the date hereof (the “Closing”) remotely by exchange of documents and signatures (or their electronic counterparts) (the date of such execution and delivery, the “Closing Date”); provided, that the Closing will be deemed to be effective as of 11:59 p.m. Central Time on the Closing Date for all purposes; provided, notwithstanding anything to the contrary herein, the Parties acknowledge that Bimergen has not acquired the [***] Contributed Equity as of the execution of this Agreement and for all purposes herein (including Article IV), as it relates to the [***], the [***], the [***] and the [***] Contributed Equity, (i) “Closing” will be deemed to have occurred at the moment immediately following Bimergen’s acquisition of the [***] Contributed Equity, (ii) the “Closing Date” (the “[***] Closing Date”) will be deemed to be effective as of 11:59 p.m. Central Time on the date that Bimergen acquires the [***] Contributed Equity for all purposes and (iii) the representations in Article IV and Article V, will be qualified in all respects (but solely with respect to the [***]) (including for purposes of Article VIII) by the supplemental Disclosure Schedules (the “[***] Disclosure Schedules”) delivered on the [***] Closing Date; provided, further if any disclosures on the [***] Disclosure Schedules are material and adverse to the [***] the Company shall have the right terminate this Agreement with respect to the [***] Contributed Equity and if the Company so elects to terminate the Company shall not take ownership of the [***] Contributed Equity and the [***] Closing Date shall be deemed to have not occurred.

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Section 3.02 Closing Deliverables.

(a) On or before the Closing Date, Bimergen shall deliver to the Company the following (collectively, the “Bimergen Closing Deliverables”):

(i) evidence of Bimergen’s acquisition of the Contributed Equity, free and clear of Encumbrances, other than restrictions under applicable state and federal securities Laws (the “Transfer Documents”);

(ii) the Contributed Equity Assignment Agreement, duly executed by Bimergen;

(iii) the Joint Venture Agreement, duly executed by Bimergen;

(iv) the Joint Development Agreement, executed by Bimergen;

(v) evidence of termination or release of the Eos Joint Development Agreement with respect to each Project Company and Project Properties satisfactory to the Company, in its sole discretion;

(vi) a duly executed certification from Bimergen, certifying that Bimergen is not a “foreign person” within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2(b)(2), in a form reasonably acceptable to Company; and

(vii) an executed counterpart signature page of Bimergen to each of the other Transaction Agreements to which it is a party.

(b) On or before the Closing Date, Company shall deliver or distribute the following (collectively, “Company Closing Deliverables”):

(i) to Bimergen, the Contributed Equity Assignment Agreement duly executed by the Company;

(ii) to Bimergen, the Joint Venture Agreement, duly executed by the Company and Frontier;

(iii) to Bimergen, the Joint Development Agreement, duly executed by the Company; and

(iv) an executed counterpart signature page of Company to each of the other Transaction Agreements to which it is a party.

(c) Immediately following Bimergen’s acquisition of the [***] Equity Interests, Bimergen shall deliver evidence of such acquisition to the Company.

(d) 10 Business Days following the date hereof, the Company shall deliver to Bimergen, the Estimated Reimbursement Amount.

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Section 3.03 Costs. All costs, fees and expenses incident to this Agreement, the Closing Deliverables, the transactions contemplated hereby and thereby and the issuance of the Bimergen Interests and the Closing thereof shall be paid by the Party incurring same except to the extent otherwise set forth in this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF BIMERGEN

Bimergen represents and warrants to the other Parties that, except as set forth in the Disclosure Schedules (which, for the avoidance of doubt, will be supplemented by the [***] Disclosure Schedules on the [***] Closing Date but solely with respect to the [***]), the statements contained in this Article IV are true and correct.

Section 4.01 Organization and Qualification. Bimergen (a) is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and to the extent required by applicable Laws, (b) has full power and authority to own the assets now owned, operated, or leased by it, including the Contributed Equity, and to carry on its business as currently conducted. Bimergen is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the conduct of its business makes such licensing or qualification necessary.

Section 4.02 Authority and Enforceability. Bimergen has full power and authority to enter into the Transaction Agreements to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Bimergen of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite entity action on the part of Bimergen. The Transaction Agreements to which it is a party have been duly executed and delivered by Bimergen, and (assuming due authorization, execution, and delivery by any other parties thereto) constitute legal, valid, and binding obligations of Bimergen, enforceable against it in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

Section 4.03 No Conflicts; Consents. The execution, delivery, and performance by Bimergen of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with the Organizational Documents of Bimergen or any Project Company, (b) violate or conflict with any Law or order of any Governmental Authority applicable to Bimergen or the Project Companies, (c) materially conflict with, or result in (with or without notice or lapse of time or both) any material violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any material Contract to which Bimergen is a party or to which any of the assets of Bimergen are subject, or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Contributed Equity. No consent, approval, waiver, or authorization is required to be obtained by Bimergen or by any Project Company from any Person in connection with the execution, delivery, and performance by Bimergen of the Transaction Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby, except such consents, approvals, waivers, or authorizations which would not, individually or in the aggregate, have a material adverse effect on Bimergen’s ability to consummate the transactions contemplated hereby or under the other Transaction Agreements to which it is a party on a timely basis.

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Section 4.04 Legal Proceedings. There is no Action of any nature pending or, to Bimergen’s Knowledge, threatened against or by Bimergen or any of its Affiliates that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by the Transaction Agreements to which Bimergen or any of its Affiliates is a party. To Bimergen’s Knowledge, no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action.

Section 4.05 Non-Foreign Status. Bimergen is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.06 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by the Transaction Agreements based on arrangements made by or on behalf of Bimergen or any of its Affiliates.

Section 4.07 No Additional Representations. To the full satisfaction of Bimergen, Bimergen has obtained any and all materials that it has requested relating to the Company and the offering of the Bimergen Interests reflected by this Agreement and the other Transaction Agreements, and Bimergen has been afforded the opportunity to ask questions of representatives of the Company concerning the terms and conditions of the offering of the Bimergen Interests. Other than as set forth in this Agreement, the Joint Venture Agreement and the other Transaction Agreements to which it is a party, Bimergen is not relying upon any other information, representation or warranty by any of the Company or its Affiliates and their Representatives in determining and evaluating the Transactions. Bimergen has consulted to the extent deemed appropriate by Bimergen with its own and independent advisors as to the financial, tax, accounting, legal and related matters concerning an investment in the Bimergen Interests and on that basis believes that an investment in the Bimergen Interests is suitable and appropriate for Bimergen.

Article V

REPRESENTATIONS AND WARRANTIES OF BIMERGEN RELATING TO PROJECT COMPANIES

Bimergen represents and warrants to the other Parties that, except as set forth in the Disclosure Schedules (which, for the avoidance of doubt, will be supplemented by the [***] Disclosure Schedules on the [***] Closing Date but solely with respect to the [***]), the statements contained in this Article V are true and correct as of the Closing Date.

Section 5.01 Organization and Qualification. Each Project Company (a) is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and to the extent required by applicable Laws, the state in which each Project Property is located, (b) has full power and authority to own, operate, or lease the assets now owned, operated, or leased by it, including its respective Project Property, and to carry on its business as currently conducted. Each Project Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the Project Property is located and the conduct of its business makes such licensing or qualification necessary. True and correct copies of the Organizational Documents of each Project Company have been made available to the Company.

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Section 5.02 Ownership of Project Companies.

(a) Bimergen is the sole record and beneficial owner of all of the Contributed Equity, and upon the Closing of the Transactions, the Company will own all outstanding Equity Interests of each Project Company, free and clear of Encumbrances, other than restrictions under applicable state and federal securities Laws. The Contributed Equity constitutes all of the outstanding Equity Interests of the Project Companies.

(b) The Contributed Equity has been duly authorized and validly issued, is fully paid and nonassessable, is not subject to, and is free and clear of any and all Encumbrances of any nature whatsoever, other than restrictions under applicable state and federal securities Laws. With respect to each Project Company, there are no (i) warrants or other rights or Contracts of any character relating to the issued or unissued Equity Interests, (ii) voting securities or securities convertible, exchangeable or exercisable for Equity Interests, (iii) equity equivalents, interests in the ownership or earnings, or (iv) voting trusts, voting agreements or other similar Contracts.

(c) Except for this Agreement and the Transaction Agreements, none of Bimergen or, to Bimergen’s Knowledge, any other Person that owns all or any portion of any Contributed Equity, Project Property or Project Company as of the Effective Date has entered into any Contracts currently in effect pursuant to which such Person has granted any preemptive or similar rights, subscriptions, warrants, calls, Contracts, rights of first refusal or rights of first offer or options to purchase all or any part of Project Properties or such Person’s Equity Interest in such Project Company, or other rights whereby any individual or entity has the right to purchase, issue, acquire, redeem, repurchase or sell all or any part of Project Properties or such Person’s Equity Interest in such Project Company, including any right of conversion or exchange under any outstanding security or Contract.

(d) No Project Company has any subsidiaries, nor owns, directly or indirectly, any Equity Interests in any Person.

Section 5.03 Project Properties.

(a) Each Project Company has good and valid title, as applicable, in fee simple or leasehold to its respective Project Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) None of Bimergen, any Project Company, or, to Bimergen’s Knowledge, any other Person that owns all or any portion of any Project Property or any Project Company as of the Effective Date has received written notice of any, and to Bimergen’s Knowledge there are no, pending or threatened (in writing) condemnation or eminent domain proceedings affecting any of the Project Properties or any portion thereof.

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(c) None of Bimergen, any Project Company, or, to Bimergen’s Knowledge, any other Person that owns all or any portion of any Project Property or any Project Company as of the Effective Date has sold or otherwise disposed of or entered into any Contract that remains in effect providing for the sale of, or option to sell, a Project Property or any Equity Interest in any Project Company, other than the Transaction Agreements.

(d) Except as set forth on Section 5.03(d) of the Disclosure Schedules, no Project Company nor Bimergen has received (i) any written notice, study result, interconnection agreement, or communication from ERCOT, the applicable transmission service provider, or any other Governmental Authority indicating that the Project is required to fund, reimburse, front, or otherwise bear the costs of the Transmission Interconnection Facilities, nor (ii) any indication that the Project will be allocated any portion of the Transmission Interconnection Facilities.

Section 5.04 Environmental Matters.

(a) Each Project Company is and, in the past three (3) years, has been in compliance in all material respects with all Environmental Laws and Environmental Permits regarding the relevant Project or Project Property.

(b) Each Project Company (i) possesses all Environmental Permits currently required for the relevant Project or Project Property, and all Environmental Permits issued to date are in full force and effect, or (ii) will possess in due course, without material costs or adverse conditions prior to the time required under Environmental Laws, all Environmental Permits.

(c) To Bimergen’s Knowledge, there are no environmental conditions, facts or circumstances that could reasonably be expected to prevent the receipt of any Environmental Permit or result in material delays or costs for the development and operation of the Project.

(d) No Project Company has received any written, or to Bimergen’s Knowledge, oral notice or Order (i) regarding any actual or alleged material violation of, or material liability under, Environmental Laws or Environmental Permits or (ii) alleging that any Project Property or any portion thereof is contaminated with Hazardous Materials in violation of, or requiring investigation or remediation under, Environmental Laws in any material respect.

(e) There have, in the past three (3) years, been no pending or, to Bimergen’s Knowledge, threatened in writing Actions arising under Environmental Laws against any Project Company concerning the Projects or Project Properties.

(f) No Project Company has released, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, owned or operated any property or facility contaminated by, or exposed any Person to, any Hazardous Materials, and none of the Project Properties are contaminated by any Hazardous Materials, in each case which has given or would give rise to liability (contingent or otherwise) for such Project Company under any Environmental Laws.

(g) No Project Company has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person relating to Environmental Laws or Hazardous Materials.

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(h) Bimergen has made available to the Company true, correct and complete copies of all environmental, health and safety audits, assessments, surveys, studies, reports and other material documents in its or any Project Company’s possession or reasonable control, relating to each Project Company or any of their current, former, or anticipated operations, properties or facilities (including the Project and the Project Properties).

Section 5.05 Undisclosed Liabilities. Except as set forth on Section 5.05 of the Disclosure Schedules and except for liabilities arising under Project Contracts, no Project Company has any liabilities.

Section 5.06 Intellectual Property; Systems and Data Security.

(a) Section 5.06 of the Disclosure Schedules lists all (i) Intellectual Property registrations and applications and (ii) material unregistered Intellectual Property, in each of cases (i) and (ii), owned or purported to be owned by any Project Company and/or relating to the Project Properties (collectively, the “Project IP”). Except as set forth on Section 5.06 of the Disclosure Schedules, the Project IP includes all Intellectual Property necessary for the operation of each Project Property as contemplated to be operated by the respective Project Company. Each Project Company exclusively owns all of its Project IP, free and clear of all Encumbrances, and has adequate, valid and enforceable rights to use all other Intellectual Property used in connection with the operation of its respective Project Property. None of Bimergen, any Project Company or their Affiliates is bound by any outstanding judgment, injunction, order, or decree restricting the use of the Project IP, or restricting the licensing thereof to any Person. With respect to the registered Intellectual Property listed on Section 5.06 of the Disclosure Schedules, (x) all such Intellectual Property is subsisting, valid and, to Bimergen’s Knowledge, in full force and effect and (y) Bimergen, the relevant Project Company or one of their Affiliates has paid all maintenance fees and made all filings required to maintain such Project Company’s ownership thereof. For all applied-for or registered Intellectual Property, Section 5.06 of the Disclosure Schedules lists (A) the jurisdiction where the application or registration is located, (B) the application or registration number, (C) the application or registration date, and (D) the registered owner of the application or registration.

(b) The prior and current use of the Project IP by Bimergen, any Project Company and their Affiliates and the conduct of their business does not infringe, violate, dilute, or misappropriate (“Infringe”) the Intellectual Property other than patents, or, to Bimergen’s Knowledge, the patents of any Person, and has not done so, and there are and have been no Actions pending or threatened by any Person alleging any such Infringement or with respect to the ownership, validity, enforceability, effectiveness, or use of the Project IP. To Bimergen’s Knowledge, no Person is Infringing any of the Project IP or has done so. None of Bimergen, any Project Company or any of their Affiliates has threatened or asserted any Action against any Person alleging any such Infringement.

(c) All Systems owned or used by each Project Company (“Project Systems”) are (i) adequate and sufficient, and operate as required, for the conduct of their business and (ii) to Bimergen’s Knowledge, free and clear of all bugs, viruses, malware, defects and other corruptants. Bimergen, each Project Company and their Affiliates have implemented and maintained reasonable measures to protect the security, integrity and continuous operation of the Project Systems and all data, including personal data, stored thereon or processed thereby, and there have been no outages or failures, breaches or instances of unauthorized access or disclosure with respect to same.

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Section 5.07 Contracts. Section 5.07 of the Disclosure Schedules lists each Contract that a Project Company is party to (collectively, “Project Contracts”), and each such Project Contract will be valid and binding on the relevant Project Company, and to Bimergen’s Knowledge the other parties thereto, in accordance with its terms and is in full force and effect. No Project Company or, to Bimergen’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Project Contract. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable by or to Bimergen, any Project Company or their Affiliates under any Project Contract, and to Bimergen’s Knowledge no written demand for such renegotiation has been made. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Project Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. There are no disputes pending or, to Bimergen’s Knowledge, threatened under any Project Contract. The consummation of the Transactions will not conflict with, or result in (with or without notice or lapse of time or both), any material violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any Project Contract. Complete and correct copies of each Project Contract, including all amendments, have been provided or made available to the Company.

Section 5.08 Permits. Section 5.08 of the Disclosure Schedules lists all Permits (including Environmental Permits) (a) currently held by each Project Company (“Existing Permits”), or (b) that each Project Company is required to hold (“Additional Permits”) for the conduct of the business or the ownership, lease, development, construction, installation or operation of the Project or Project Properties as contemplated as of the Closing Date. The Existing Permits listed in Section 5.08 of the Disclosure Schedules are valid and in full force and effect. All fees and charges with respect to the Existing Permits listed in Section 5.08 of the Disclosure Schedules have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Existing Permit listed in Section 5.08 of the Disclosure Schedules.

Section 5.09 Compliance with Laws.

(a) Each Project Company has complied, and is in material compliance with, all applicable Laws, and no proceeding is pending or, to Bimergen’s Knowledge, threatened, alleging any material failure to so comply. No Project Company nor Bimergen has received any written, or to Bimergen’s Knowledge, oral notice, order or complaint from any individual or Governmental Authority alleging that such Project Company or Project Property is not in compliance with applicable Laws.

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(b) Bimergen, and to Bimergen’s Knowledge, each Project Company, is not and in the last 5 years has not been (i) in violation of any applicable anti money-laundering or anti-bribery laws and regulations, (ii) a Person who is the target of any economic sanctions enforced or administered by the United States (including any Person listed on the Specially Designated Nationals and Blocked Persons list maintained by the Office of Foreign Assets Control, Department of the Treasury and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other executive orders or regulations in respect thereof (“Lists”)), the United Kingdom, or the European Union or any of its member states (collectively, “Sanctions”); (iii) a Person who has been determined by competent authority to be subject to any Sanctions; or (iv) owned or controlled by, or acts for or on behalf of, any Person on the Lists or any other person or entity who has been determined by competent authority to be subject to any Sanctions. To Bimergen’s Knowledge, the operations of Bimergen (with respect to the Project) and each Project Company have been conducted at all times in all material respects in compliance with applicable Sanctions and financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions where Bimergen or any Project Company conducts business or owns assets.

Section 5.10 Legal Proceedings. There have been no Actions of any nature pending or, to Bimergen’s Knowledge, threatened against or by any Project Company or the Project Properties in the last three years. To Bimergen’s Knowledge, no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action.

Section 5.11 ERISA. The Project Companies do not, and do not have any obligation to, maintain, administer, contribute to or have, nor could they have, any liability with respect to any employee benefit plan. The Project Companies do not sponsor or maintain nor have any current or contingent liability or obligation under or with respect to (a) any “defined benefit pension plan” (as defined in Section 3(35) of ERISA) or any other plan, program or arrangement that is subject to Title IV of ERISA or Section 412 of the Code, (b) any “multiemployer plan” as defined in ERISA Section 3(37) or ERISA Section 4001(a)(3), (c) any “multiple employer plan” (as defined in Section 413(c) of the Code), or (d) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

Section 5.12 Labor. No Project Company (a) has, and has never had, any employees and (b) is party to any employee agreement. No Project Company is, and has not been, party to, bound by or negotiating any collective bargaining agreement or other similar agreement with any trade or labor union or labor organization, works council, employee association, or other bargaining unit representative.

Section 5.13 Affiliate Contracts. No officer, manager, equityholder or Affiliate of Bimergen or any Project Company or any relative of such an officer, manager, equityholder or Affiliate of Bimergen or any Project Company has any Contract with any Project Company, or any interest in any property (real, personal or mixed, tangible or intangible), except solely as an equityholder at or prior to Closing. The Project Companies have no liabilities to Bimergen or any employee or officer of Bimergen or such Project Company (or any of their respective Affiliates), except for any amounts that will be satisfied prior to Closing. Except with respect to any amounts to be repaid at or prior to the Closing, neither Bimergen, nor any employee or officer of Bimergen or any of their respective Affiliates has any liability for any indebtedness owing to such Project Company.

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Section 5.14 Taxes. Each Project Company has duly and timely filed, or caused to be duly and timely filed on its behalf, all Tax Returns required to be filed by it. All such Tax Returns are true, correct and complete in all material respects. All Taxes owed by any Project Company have been timely paid in full. No dispute, audit, investigation, examination, proceeding or claim by any Taxing Authority concerning any Tax liability of any Project Company is currently in progress or has been threatened or contemplated. No assessment of Tax has been proposed in writing against any Project Company or its assets or properties. No Project Company has waived any statute of limitations in respect of Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Bimergen that the statements contained in this Article VI are true and correct.

Section 6.01 Organization. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Delaware. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the conduct of its business makes such licensing or qualification necessary.

Section 6.02 Capitalization. At the Closing, all of the authorized and outstanding interests in the Company consists of the 75 limited liability company interests designated as “Class B Units” to be issued to Bimergen, and the 925 limited liability company interests designated as “Class A Units” issued to Frontier, in accordance with the terms hereof, and all of which will be duly authorized, validly issued, free and clear of all Encumbrances other than as may be imposed by the Joint Venture Agreement or applicable securities Laws, and not issued in violation of any preemptive rights, rights of first refusal or offer or similar rights.

Section 6.03 Authority and Enforceability. The Company has full power and authority to enter into the Transaction Agreements to which it is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite entity action on the part of the Company and, if required, their Affiliates. This Agreement and the other Transaction Agreements to which it is a party have been duly executed and delivered by the Company, and (assuming due authorization, execution, and delivery by the other parties thereto) constitute legal, valid, and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

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Section 6.04 No Conflicts; Consents. The execution, delivery, and performance by the Company of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with its Organizational Documents, (b) violate or conflict with any applicable Law or order of any Governmental Authority, or (c) materially conflict with, or result in (with or without notice or lapse of time or both) any material violation of, or default under, or give rise to a right of termination, acceleration, or modification of any obligation or loss of any benefit under any material Contract or other instrument to which the Company is a party. No consent, approval, waiver, or authorization is required to be obtained by the Company from any Person (including any Governmental Authority) in connection with the execution, delivery, and performance by the Company of the Transaction Agreements to which they are party and the consummation of the transactions contemplated hereby or thereby, except such consents, approvals, waivers, or authorizations which would not, individually or in the aggregate, have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby or under the other Transaction Agreements to which they are party on a timely basis.

Section 6.05 Legal Proceedings. There is no Action of any nature pending or, to the Company’s Knowledge, threatened against or by the Company or its Affiliates that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by the Transaction Agreements to which the Company is a party. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 6.06 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Article VII

COVENANTS

Section 7.01 Public Announcements. No Party shall cause the publication of any press release or public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law or stock exchange requirements, in which case the party required to publish such press release or public announcement shall allow the other Parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication, to the extent practicable; provided, however, that the Company may, without such prior consent, (a) issue or cause publication of any such press release or public announcement to the extent that the Company reasonably determines, after consultation with outside legal counsel, such action to be required by Law or by the rules of any applicable self-regulatory organization, in which event the Company shall to the extent practicable allow Bimergen reasonable time to comment on such press release or public announcement in advance of its issuance and (b) disclose this Agreement or the details of the Transactions to its investors or limited partners as part of the Company’s or its Affiliate’s fundraising, marketing, information or reporting activities in the ordinary course of business, including disclosure to current and potential investors in funds managed or advised by, or which in the future may be managed or advised by, such Persons so long as such Persons are subject to the existence of customary contractual confidentiality obligations with respect thereto.

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Section 7.02 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by each Party on a 50/50 basis, when due. Each Party shall, at its own expense, timely file any Tax Return or other document with respect to such taxes or fees (and Company shall cooperate with respect thereto as necessary).

Section 7.03 Further Assurances. Following the Closing, each of the Parties shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Article VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three years from the Closing Date; provided that the Bimergen Fundamental Representations and the Company Fundamental Representations shall survive indefinitely. All covenants and agreements of the Parties contained herein shall survive the Closing until the date that is 90 days following expiration of the applicable statute of limitations in respect of the performance of such covenants (each, a “Survival Date”). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party before the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Bimergen. Subject to the other terms and conditions of this Article VIII, Bimergen shall indemnify and defend each of the Company Indemnified Parties against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of them based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Bimergen contained in this Agreement, any Ancillary Agreement, or any certificate delivered by or on behalf of Bimergen or any Project Company pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Bimergen pursuant to this Agreement, any Ancillary Agreement, or any certificate delivered by or on behalf of Bimergen or any Project Company pursuant to this Agreement;

(c) Transaction Expenses; and

(d) Pre-Closing Taxes.

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Section 8.03 Indemnification by the Company. Subject to the other terms and conditions of this Article VIII, the Company shall indemnify and defend each of the Bimergen Indemnified Parties against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any of them based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or any certificate delivered by or on behalf of the Company pursuant to this Agreement; and

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Company pursuant to this Agreement or any certificate delivered by or on behalf of the Company pursuant to this Agreement.

Section 8.04 Limitations on Indemnities. Except for Losses that arise out of or relate to (A) fraud or (B) breach of or inaccuracy of any Company Fundamental Representations, Section 5.04 (Environmental Matters), Section 5.14 (Taxes) or Bimergen Fundamental Representations, the indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Bimergen shall not be liable to the Company Indemnified Parties for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $300,000 (the “Basket”), in which event Bimergen shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Bimergen shall be liable pursuant to Section 8.02(a) shall not exceed $2,500,000 (the “Cap”).

(b) The Company shall not be liable to the Bimergen Indemnified Parties for indemnification under Section 8.03 until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds an amount equal to the Basket, in which event the Company shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Company shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) For purposes of the indemnification obligations under this Article VIII, if it is determined that there has been an inaccuracy, misrepresentation or breach of a representation and warranty set forth in this Agreement (whether by written agreement of the applicable Parties or final determination, without any further right of appeal, of a court of competent jurisdiction), when determining the amount of Losses resulting from or arising therefrom, any qualifications in such representations and warranties of “material,” “materiality,” “material respects,” “material adverse effect” or words of similar import or effect shall be deemed to have been made without such qualification.

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(d) Any amount payable under this Article VIII by an Indemnifying Party to an Indemnified Party shall be net of any amounts actually recovered by such Indemnified Party under applicable insurance policies in respect of such claim (after taking into account any deductibles, copayments or other cost sharing arrangements) or from third parties pursuant to any rights to indemnification or contribution (or other similar rights) with respect thereto, in each case net of all costs and expenses reasonably incurred by the Indemnified Party in recovering such proceeds from such third party. The Indemnified Party shall not be entitled to duplicate recoveries for Losses arising out of a single set of related facts (it being the intent of the Parties to avoid “double-counting”).

(e) If a Party does not deliver a Claim Notice on or before the applicable Survival Date, then such Party shall be deemed to have waived all of its rights to seek any indemnification for such claim under this Agreement.

Section 8.05 Indemnification Procedures.

(a) Each Indemnified Party shall promptly notify the Indemnifying Party in writing (a “Claim Notice”) of any claim, notice, complaint, demand, arbitration, investigation, proceeding, legal action or similar action asserted, made, brought, threatened by or payable to a third party that is not a Party or an Affiliate of a Party (a “Third Party Claim”) made with respect to a Loss subject to indemnification hereunder, which Claim Notice shall describe in reasonable detail the nature of the Third Party Claim (including the amount of (or, if not finally determined, a good faith estimate of) the Losses being incurred by, or imposed upon, the Indemnified Party) and a copy of all papers served with respect to such Third Party Claim (if any) and the basis of the Indemnified Party’s request for indemnification under this Article VIII. Failure by the Indemnified Party to timely provide such Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party, or its ability to defend the applicable claim, is actually and materially prejudiced thereby.

(b) The Indemnifying Party has the right to defend the Indemnified Party against any Third Party Claim which is the subject of indemnification pursuant to this Article VIII. The Indemnifying Party will notify the Indemnified Party within 10 Business Days after having received any Claim Notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party has the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 8.05(b); provided, however, if the Indemnified Party is advised by a reputable law firm that a reasonable likelihood exists of conflicts of interest between the Indemnified Party and the Indemnifying Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, then, in each such case, the Indemnified Party has the right to retain its own counsel, at the Indemnifying Party’s sole cost and expense (provided, that such costs and expenses are reasonable and documented) and control its own interest in the claim. Subject to the proviso in the immediately preceding sentence, the Indemnifying Party has full control of such defense and proceedings; provided, however, that the Indemnifying Party shall not enter into any compromise or settlement of any Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects to defend the Indemnified Party against any Third Party Claim pursuant to this Section 8.05(b), the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim Controlled by the Indemnifying Party pursuant to this Section 8.05(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation. If the Indemnifying Party does not elect to defend the applicable Indemnified Party against a given Third Party Claim consistent with the above procedure, then the Indemnified Party may control the defense of such Third Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable and documented out-of-pocket fees and expenses of such defense to the Indemnified Party. The Indemnifying Party or the Indemnified Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Third Party Claim and the defense thereof.

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(c) If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party’s sole cost and expense, to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including providing reasonable access to necessary and relevant documents, records and information, but in all cases excluding any confidential or proprietary information of the Indemnified Party or its Affiliates. In addition, the Indemnified Party will use commercially reasonable efforts to make its personnel available for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably required by the Indemnifying Party.

(d) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnifying Party not make full payment of any such obligations within such 10 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to the prime rate, as published by the Wall Street Journal (or any successor publication) from time to time, calculated daily on the basis of a 365/366 day year and the actual number of days elapsed.

Section 8.06 Exclusive Remedies. Subject to Section 9.13, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement, or obligation set forth in this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.06 shall limit any Person’s right to any equitable relief to which any Person shall be entitled to any remedy on account of any Party’s fraud, criminal activity, or willful misconduct.

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Article IX

MISCELLANEOUS

Section 9.01 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the earlier of the actual receipt or 5 days after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.01):

If to Bimergen:	Emergen Energy LLC
895 Dove Street, Suite 300
Newport Beach, CA 92660
Attention: Cole W. Johnson
E-mail: [***]

with a copy to:	Norton Rose Fulbright US LLP
799 9th Street NW, Suite 1000
Washington, DC 20001-4501
	Attention:	[***]
	E-mail:	[***]
[***]

If to the Company:	[***]
[***]
[***]
	Email:	[***]

and

c/o [***]
[***]
[***]
	Attention:	[***]
	Email:	[***]

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Ave
New York, NY 10017
	Attention:	[***]
[***]
	E-mail:	[***]
[***]

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Section 9.02 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules, and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof, and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.05 Entire Agreement. This Agreement and the other Transaction Agreements constitute the sole and entire agreement of the parties with respect to their subject matter, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any other Transaction Agreement or the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder, including by operation of law, without the prior written consent of the other parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.07 No Third-Party Beneficiaries. Except as provided in Article VIII, Section 9.14, or Section 9.15, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein or in any other Transaction Agreements, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any other Transaction Agreement. Notwithstanding the foregoing and subject to Section 9.08, the Parties reserve their right to vary or rescind at any time and in any way the rights, if any, granted under this Agreement to any other Person not a Party, including any indemnified Person under Article VIII, without notice to or consent of such other Person.

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Section 9.08 Amendment and Modification. This Agreement, including any Exhibit or Disclosure Schedule, may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

Section 9.09 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.10 Governing Law. This Agreement (and any claims, causes of action, or disputes that may be based upon, arise out of, or relate to the transactions contemplated hereby, to the negotiation, execution, or performance hereof, or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct, or otherwise, and whether predicated on common law, statute, or otherwise) shall in all respects be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 9.11 Submission to Jurisdiction. Each of the Parties hereby submits to the exclusive jurisdiction of the Delaware Chancery Court (or if such court shall be unavailable, any federal court sitting in Delaware), and, in each case, appellate courts therefrom, over any suit, action or proceeding against it arising out of or based upon this Agreement. Each of the Parties hereby waives any objection to any related proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the related proceeding has been brought in an inconvenient forum.

Section 9.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.12.

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Section 9.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement or any Ancillary Agreement were not performed in accordance with the terms hereof or thereof, and that the parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party (a) agrees that it shall not oppose the granting of such specific performance or relief and (b) hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

Section 9.14 No Recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are expressly named as Parties (each, a “Contracting Party”), and then only with respect to the specific obligations set forth herein with respect to such Party, and no past, present or future incorporator, manager, partner, direct or indirect investors, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns (collectively, “Nonparty Affiliates”), shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the Transactions. Without limiting the foregoing, to the maximum extent permitted by Law, (a) with respect to disputes under or arising out of this Agreement, each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to enter into, this Agreement. Each of the Nonparty Affiliates is an intended third-party beneficiary of this Section 9.14.

Section 9.15 Release. Effective as of the Closing, Bimergen, on behalf of itself and its respective officers, directors and equityholders (the “Releasing Parties”), hereby unconditionally and irrevocably and forever releases and discharges each Project Company and the Company and their respective Affiliates and Representatives, and each of their respective members, general or limited partners, successors or assignees and any present or former directors, managers, officers, employees or agents of such Person (each, a “Released Party”), of and from any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind whether in Law or in equity which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Released Parties occurring or arising on or prior to the Closing Date in connection with Bimergen’s ownership and operation of each Project Company in each case other than in respect of (i) fraud and (ii) the rights, obligations and remedies of the Parties under this Agreement or any other Transaction Agreements. This Section 9.15 is intended for the benefit of, and may be enforced directly by, each of the Released Parties, and shall be binding on all successors and permitted assigns of the Releasing Parties.

Section 9.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.17 Conflicts with Joint Venture Agreement. The Parties agree that after the Closing, to the extent there is any conflict between the provisions of this Agreement and the Joint Venture Agreement, the terms of the Joint Venture Agreement shall control the rights and obligations of the Parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FPU-BEC DEVELOPMENT TOPCO, LLC

By	/s/ Jake Hansen
Name:	Jake Hansen
Title:	President

EMERGEN ENERGY LLC

By	/s/ Cole W. Johnson
Name:	Cole W. Johnson
Title:	Co-CEO

[Signature Page to Contribution Agreement]